Exhibit 99.1

Hawks Acquisition Corp Announces Pricing of $200 Million Initial Public Offering

NEW YORK, Oct. 8, 2021 /BUSINESS WIRE/ -- Hawks Acquisition Corp (the “Company”), a special purpose acquisition company, announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “HWKZ.U” beginning today. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and public warrants are expected to be listed on the New York Stock Exchange under the symbols “HWKZ” and “HWKZ WS,” respectively.

The Company is sponsored by Hawks Sponsor LLC, and is led by J. Carney Hawks as the Chief Executive Officer and chairman of the board of directors. The Company is a newly organized blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, consolidation, capital stock exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses. While the Company may pursue an initial business combination with any company in any industry, Hawks Acquisition Corp expects to focus on businesses that have either emerged from a restructuring or private companies that are burdened by leveraged capital structures.

BTIG, LLC and Mizuho Securities USA LLC are serving as joint book-running managers for this offering. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on October 13, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from:

•	BTIG, LLC, 65 E 55th Street, New York, New York 10022; Telephone: (212) 593-7555; E-mail: ProspectusDelivery@btig.com; and

•	Mizuho Securities USA LLC, 1271 Avenue of the Americas, 3rd Floor, New York, New York 10020; Telephone: (212) 205-7600; E-mail: US-ECM@mizuhogroup.com.

The registration statement relating to the securities became effective on October 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the proposed initial public offering will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

Hawks Acquisition Corp

ir@hawksacquisitioncorp.com